Exhibit 99.1

SAFEGUARD SCIENTIFICS BOARD OF DIRECTORS AUTHORIZES
UP TO $25 MILLION SHARE REPURCHASE PROGRAM

Wayne, PA, July 28, 2015 - Safeguard Scientifics, Inc. (NYSE:SFE) (“the Company”) today announced that its Board of Directors has authorized the Company, from time to time and depending on market conditions, to repurchase shares of its outstanding common stock with an aggregate value of up to $25 million. Repurchases will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission and other applicable legal requirements.

“This new share repurchase authorization will enable us to purchase our stock in the market when we believe that it is significantly undervalued,” said Stephen T. Zarrilli, Safeguard President and Chief Executive Officer. “Our board has authorized share repurchases with an aggregate value of up to $25 million. We will determine the manner, timing and amount of any purchases based on an evaluation of market conditions, stock price and other factors.”

At June 30, 2015, Safeguard shares outstanding totaled 20.7 million. In 2014, Safeguard repurchased 1,194,313 shares of the Company’s common stock at an aggregate cost of $25.0 million.

About Safeguard Scientifics
Safeguard Scientifics, Inc. (NYSE:SFE) has a distinguished track record of fostering innovation and building market leaders. For six decades, Safeguard has been providing growth capital and operational support to entrepreneurs across an evolving spectrum of industries. Today, Safeguard is focused specifically on two sectors-healthcare and technology. Specifically, Safeguard targets early- and growth-stage companies in advertising technology, digital media, financial technology, enterprise software, Internet of Things, devices, diagnostics, digital health and healthcare IT. For more information, please visit www.safeguard.com or follow us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties.  The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.